Exhibit 99.1

Balchem Corporation Reports Net Earnings of $14.0 Million with Adjusted EBITDA of $36.6 Million for Third Quarter 2016

New Hampton, NY, November 4, 2016 – Balchem Corporation (NASDAQ: BCPC) today reported for the third quarter net earnings of $14.0 million, compared to net earnings of $14.0 million for the third quarter 2015. Adjusted EBITDA(a) was $36.6 million, compared to adjusted EBITDA of $35.7 million for the third quarter 2015. For the nine months ended September 30, 2016, net earnings were $40.0 million with record adjusted EBITDA of $111.6 million, compared to net earnings and adjusted EBITDA of $44.1 million and $106.7 million, respectively, in the prior year. Adjusted EBITDA margin was strong, increasing in the third quarter 2016 to 26.4% from 25.5% in the prior year quarter, and this was a significant contributor to these results in a challenging marketplace.

Third Quarter 2016 Financial Highlights:

•
Net sales of $138.5 million, a decrease of 1.2% compared to the third quarter of 2015, with sales growth in three of our four segments, aided by the addition of Albion, offset by continued lower oil & gas sales and lower average selling prices.

•	Quarterly adjusted EBITDA(a) of $36.6 million increased $0.9 million or 2.6% from the prior year.
•	Adjusted EBITDA margin(a) improved to 26.4% versus 25.5% in the third quarter 2015 principally due to improved product mix and lower raw material costs.
•	Quarterly adjusted net earnings(a) of $19.5 million increased $0.1 million from the prior year, while third quarter adjusted earnings per share(a) of $0.61 was flat with the prior year.
•	Record third quarter free cash flow(a) was $19.8 million compared to $16.2 million for the third quarter 2015.
•	Principal payments made, including accelerated payments, of $25.8 million on long-term debt and the revolving loan.

Recent Highlights:

•
A strategic alliance was formed with Perdue AgriBusiness, which will focus on advancing the science of precision feeding for dairy cattle and bringing new products to the dairy industry. The initial efforts will be in the area of ruminant amino acids nutrition and will evolve into creating precision feeding solutions for other nutrients such as minerals, lipids and carbohydrates.

Ted Harris, CEO and President of Balchem said, “While we continue to face top line challenges, particularly in the oil and gas business within Industrial Products, our team was able to deliver both solid earnings and record third quarter free cash flow for the quarter. Our strong cash flow continues to provide us with the flexibility to further deleverage our balance sheet while maintaining the ability to invest strategically in our business.”

52 Sunrise Park Road  •  New Hampton, New York 10958  •  Tel. 845.326.5600  •  Fax 845.326.5742  •  www.balchem.com

Balchem Corporation (NASDAQ:BCPC)	2
Results for Period Ended September 30, 2016 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended September 30,

	2016	2015
	Unaudited
Net sales	$138,509	$140,128
Gross margin	44,656	43,174
Operating expenses	21,710	20,252
Earnings from operations	22,946	22,922
Other expense	2,175	1,733
Earnings before income tax expense	20,771	21,189
Income tax expense	6,759	7,213
Net earnings	$14,012	$13,976

Diluted net earnings per common share	$0.44	$0.44

Adjusted EBITDA	$36,604	$35,669
Adjusted net earnings	$19,464	$19,406
Adjusted net earnings per common share	$0.61	$0.61

Shares used in the calculations of diluted and adjusted net earnings per common share	31,979	31,718

For the Nine Months Ended September 30,

	2016	2015
	Unaudited
Net sales	$412,444	$419,763
Gross margin	133,929	128,171
Operating expenses	67,682	56,437
Earnings from operations	66,247	71,734
Other expense	6,112	5,294
Earnings before income tax expense	60,135	66,440
Income tax expense	20,087	22,377
Net earnings	$40,048	$44,063

Diluted net earnings per common share	$1.26	$1.40

Adjusted EBITDA	$111,579	$106,748
Adjusted net earnings	$58,981	$58,500
Adjusted net earnings per common share	$1.85	$1.85

Shares used in the calculation of diluted and adjusted net earnings per common share	31,887	31,580

(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)	3
(b)Beginning in fiscal year 2016, the Company has renamed its SensoryEffects segment Human Nutrition & Health, as this segment now includes encapsulates, choline, mineral amino acid chelates, specialized mineral salts, mineral complexes, and customized food and beverage solutions (the aforementioned three mineral product lines are contributions from the Albion International, Inc. acquisition). The Company believes that this segment name change provides more clarity as to the segment’s core businesses and strategies.

(c)Beginning in fiscal year 2016, the Specialty Products segment now also includes chelated minerals for the micronutrient agricultural market (this plant nutrition product line is a contribution from the Albion International, Inc. acquisition).

Segment Financial Results for the Third Quarter of 2016:

The Human Nutrition & Health(b) (HNH) segment generated record quarterly sales of $74.9 million, an increase of $1.9 million or 2.7% compared to the prior year quarter. Net sales increased due to the acquisition of the Albion business, partially offset by lower sales volumes, particularly in our Powder Systems business, and an unfavorable mix. Sequentially from the second quarter 2016, without the impact of Albion, volumes in HNH increased 1.8%, driven primarily by a sequential improvement in Powder Systems. Third quarter earnings from operations for this segment were $10.5 million, versus $11.6 million in the prior year comparable quarter, a decrease of $1.1 million or 9.9%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $6.0 million, adjusted earnings from operations(a) for this segment were $16.5 million compared to $17.2 million in the prior year quarter, a decrease of $0.8 million or 4.4%. Earnings from operations for the quarter were negatively impacted primarily by the aforementioned lower sales related to Powder Systems.

The Animal Nutrition & Health (ANH) segment sales of $40.9 million increased 2.5% or $1.0 million on a 6.6% increase in volumes compared to the prior year quarter. The increased sales were primarily due to increased volumes related to both ruminant species and monogastric species products. This was partially offset by lower average selling prices related to certain lower raw material costs and mix. Earnings from operations for the ANH segment increased 20.6% to $6.8 million as compared to $5.6 million in the prior year comparable quarter, an impact of the aforementioned higher sales and cost decreases of key raw materials.

The Specialty Products(c) segment generated quarterly sales of $16.5 million, a $2.7 million or 19.2% increase from the comparable prior year quarter, due to the Albion plant nutrition contribution. Quarterly earnings from operations for this segment were $5.2 million, versus $6.0 million in the prior year comparable quarter, a decrease of $0.8 million or 13.2%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.8 million and inventory valuation adjustments of $0.3 million relating to acquisition accounting, adjusted earnings from operations for this segment were $6.3 million compared to $6.2 million in the prior year quarter, an increase of $0.1 million or 2.4%.

The Industrial Products segment sales declined $7.2 million or 53.9% from the prior year comparable quarter, primarily due to significantly reduced volumes sold of choline and choline derivatives for oil and natural gas fracking in North America. Earnings from operations for the Industrial Products segment were $0.5 million, a reduction of $0.6 million compared with the prior year comparable quarter which was primarily a reflection of the aforementioned reduced volume and lower average selling prices. Earnings from operations for the Industrial Products segment increased on a sequential basis from the second quarter 2016 by $0.3 million.

Balchem Corporation (NASDAQ:BCPC)	4
Consolidated gross margin for the quarter ended September 30, 2016 increased 3.4% to $44.7 million, as compared to $43.2 million for the prior year comparable period. Gross margin as a percentage of sales increased to 32.2% as compared to 30.8% in the prior year comparative period. Adjusted gross margin(a) for the quarter ended September 30, 2016 increased 5.2% to $45.6 million, as compared to $43.4 million for the prior year comparable period. For the three months ended September 30, 2016, adjusted gross margin as a percentage of sales was 32.9% compared to 30.9% in the prior year comparative period. The improvement was primarily due to a favorable product mix and lower raw material costs. Operating (Selling, Research & Development, General & Administrative) expenses of $21.7 million for the third quarter were higher than the prior year comparable quarter principally due to the inclusion of Albion operating expenses and amortization expense related to the aforementioned acquisition, partially offset by a prior year one-time equity compensation charge of $1.5 million. Excluding transaction and integration costs of $0.1 million and non-cash operating expense associated with amortization of intangible assets of $6.9 million, operating expenses were $14.8 million, or 10.7% of sales.

Interest expense was $1.8 million in the third quarter of 2016, all of which related to the debt financing of the SensoryEffects and Albion acquisitions. Our effective tax rates for the three months ended September 30, 2016 and 2015 were 32.5% and 34.0%, respectively. The decrease in the effective tax rate is primarily attributable to certain tax credits and deductions.

The Company continues to build on its solid financial structure. Third quarter free cash flow was $19.8 million for the quarter ended September 30, 2016, and diligent working capital controls continue to contribute strongly to the business performance. The $99.0 million of net working capital on September 30, 2016 included a cash balance of $32.5 million, which reflects scheduled and accelerated principal payments on long-term debt and the revolving loan of $25.8 million and capital expenditures of $4.1 million in the third quarter of 2016. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “Strong margins, the accretive benefits of the Albion acquisition, and record third quarter free cash flow, while facing a challenging business climate, prove the value of our business model.”

Mr. Harris went on to add, “We are pleased with the recently announced strategic alliance with Perdue AgriBusiness, as the combined expertise of both companies is leveraged to advance the science of precision feeding principles while bringing to market new products for dairy cattle. This alliance, along with our previously announced collaboration with BASF, signals our continued intention to provide science-based innovative products to the animal nutrition and health markets.”

Quarterly Conference Call
A quarterly conference call will be held on Friday, November 4, 2016, at 11:00 AM Eastern Time (ET) to review Third Quarter 2016 results. Ted Harris, President & Chief Executive Officer, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, November 18, 2016. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13649128.

Balchem Corporation (NASDAQ:BCPC)	5
Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health (formerly SensoryEffects); Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2015. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Suzanne Hart, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)	6
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Human Nutrition & Health	$74,926	$72,978	$221,281	$207,965
Animal Nutrition & Health	40,935	39,947	118,579	124,295
Specialty Products	16,477	13,818	53,919	41,202
Industrial Products	6,171	13,385	18,665	46,301
Total	$138,509	$140,128	$412,444	$419,763

Business Segment Earnings Before Income Taxes:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Human Nutrition & Health	$10,460	$11,604	$27,856	$28,397
Animal Nutrition & Health	6,784	5,625	20,623	21,603
Specialty Products	5,237	6,031	17,541	17,825
Industrial Products	527	1,124	1,019	5,371
Transaction costs, integration costs and legal settlement	(62)	-	(792)	-
Unallocated equity compensation	-	(1,462)	-	(1,462)
Interest and other expense	(2,175)	(1,733)	(6,112)	(5,294)
Total	$20,771	$21,189	$60,135	$66,440

Selected Balance Sheet Items	September 30, 2016	December 31, 2015
Cash and Cash Equivalents	$32,533	$84,795
Accounts Receivable, net	68,841	60,485
Inventories	56,675	46,085
Other Current Assets	14,736	6,927
Total Current Assets	172,785	198,292

Property, Plant & Equipment, net	166,680	158,515
Goodwill	444,083	383,906
Intangible Assets With Finite Lives, net	154,842	134,911
Other Assets	8,442	4,062
Total Assets	$946,832	$879,686

Current Liabilities	$38,794	$46,120
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	235,112	260,963
Revolving Loan – Long-Term	28,000	-
Deferred Income Taxes	86,157	67,215
Long-Term Obligations	7,347	6,683
Total Liabilities	430,410	415,981

Stockholders' Equity	516,422	463,705

Total Liabilities and Stockholders' Equity	$946,832	$879,686

Balchem Corporation (NASDAQ:BCPC)	7
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2016	2015

Cash flows from operating activities:
Net Earnings	$40,048	$44,063
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	34,383	29,816
Stock compensation expense	5,646	5,656
Other adjustments	1,178	277
Changes in assets and liabilities	(1,438)	(962)
Net cash provided by operating activities	79,817	78,850

Cash flow from investing activities:
Cash paid in acquisition, net of cash acquired	(110,601)	-
Capital expenditures and intangible assets acquired	(19,566)	(28,810)
Insurance proceeds	1,000	-
Net cash used in investing activities	(129,167)	(28,810)

Cash flows from financing activities
Proceeds from long-term and revolving debt	65,000	-
Principal payments on long-term and revolving debt	(64,134)	(26,250)
Proceeds from stock options exercised	5,985	11,901
Excess tax benefits from stock compensation	1,935	6,688
Dividends paid	(10,727)	(9,251)
Other	(1,478)	(1,131)
Net cash used in financing activities	(3,419)	(18,043)

Effect of exchange rate changes on cash	507	(728)

(Decrease) increase in cash and cash equivalents	(52,262)	31,269

Cash and cash equivalents, beginning of period	84,795	50,287
Cash and cash equivalents, end of period	$32,533	$81,556

Balchem Corporation (NASDAQ:BCPC)	8
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, and certain unallocated equity compensation. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, and adjusted EBITDA. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses and legal settlements, and the fair valuation of acquired inventory.  Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)	9
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Reconciliation of adjusted gross margin

GAAP gross margin	$44,656	$43,174	$133,929	$128,171
Inventory valuation adjustment (1)	317	-	5,363	-
Amortization of intangible assets (2)	641	185	1,770	557
Adjusted gross margin	$45,614	$43,359	$141,062	$128,728

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	22,946	22,922	66,247	71,734
Inventory valuation adjustment (1)	317	-	5,363	-
Amortization of intangible assets (2)	7,530	6,615	22,227	19,848
Transaction costs, integration costs and legal settlement (3)	62	-	792	-
Unallocated equity compensation (4)	-	1,462	-	1,462
Adjusted earnings from operations	30,855	30,999	94,629	93,044

Reconciliation of adjusted net earnings

GAAP net earnings	14,012	13,976	40,048	44,063
Inventory valuation adjustment (1)	317	-	5,363	-
Amortization of intangible assets (2)	7,661	6,759	22,626	20,306
Transaction costs, integration costs and legal settlement (3)	62	-	792	-
Unallocated equity compensation (4)	-	1,462	-	1,462
Income tax adjustment (5)	(2,588)	(2,791)	(9,848)	(7,331)
Adjusted net earnings	$19,464	$19,406	$58,981	$58,500

Adjusted net earnings per common share – diluted	$0.61	$0.61	$1.85	$1.85

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles

Balchem Corporation (NASDAQ:BCPC)	10
acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Unallocated equity compensation: Unallocated equity compensation is one-time equity compensation expense related to the retirement from the Company of the former CEO and current Chairman of the Board of Directors, Dino A. Rossi.  As this is a one-time expense, our non-GAAP adjustments exclude this expense to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

5 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income - as reported	$14,012	$13,976	$40,048	$44,063
Add back:
Provision for income taxes	6,759	7,213	20,087	22,377
Other expense	2,175	1,733	6,112	5,294
Depreciation and amortization	11,583	9,777	33,985	29,358
EBITDA	34,529	32,699	100,232	101,092
Add back certain items:
Non-cash compensation expense related to equity awards	1,696	2,970	5,192	5,656
Transaction costs, integration costs and legal settlement	62	-	792	-
Inventory fair value	317	-	5,363	-
Adjusted EBITDA	$36,604	$35,669	$111,579	$106,748

Balchem Corporation (NASDAQ:BCPC)	11
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and nine months ended September 30, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$23,859	$28,984	$79,817	$78,850
Capital expenditures	(4,065)	(12,818)	(18,801)	(28,117)
Free cash flow	$19,794	$16,166	$61,016	$50,733